Exhibit 10.49

Description of Compensation Arrangements for Certain Executive Officers

Following is a description of the compensation arrangements for those current Executive Officers of Constellation Brands, Inc. who were named in the Company’s proxy statement for its 2006 annual meeting or who are expected to be named in the Company's proxy statement for its 2007 annual meeting. The Company’s current Executive Officers named in the 2006 proxy statement are (1) Richard Sands, (2) Robert Sands, (3) Alexander L. Berk, and (4) Thomas S. Summer. Stephen B. Millar, who was also an Executive Officer named in that proxy statement, retired from his position of Chief Executive Officer, Constellation Wines, effective February 28, 2006. At February 28, 2007, he no longer had an employment relationship with the Company. Specific compensation information for each of these individuals, other than Mr. Millar, for the fiscal year ended February 28, 2007 (“FY 2007”) will be disclosed in the Company’s proxy statement for its 2007 annual meeting and other specific compensation information is disclosed from time to time as required by Form 8-K. The Company currently anticipates that Thomas J. Mullin will be a Named Executive Officer in the Company’s proxy statement for its 2007 annual meeting.

Generally, the compensation for these Executive Officers consists of base salary, annual cash bonus compensation, long-term incentive compensation, the right to participate in various benefit plans sponsored by the Company or a subsidiary of the Company, and perquisites. Each of the Named Executive Officers, other than Messrs. Berk and Summer, is an “at-will” employee of the Company and serves at the pleasure of the Board of Directors. Mr. Berk is employed pursuant to an employment contract, which is filed through incorporation by reference as Exhibits 10.2 and 10.3 to this Annual Report on Form 10-K for FY 2007 (the “Form 10-K”). Mr. Summer is employed pursuant to a letter agreement, which is incorporated by reference as Exhibit 10.36 to this Form 10-K. Mr. Summer’s original offer letter also is filed through incorporation by reference as Exhibit 10.35 to this Form 10-K. As previously announced, Mr. Summer will retire from his position as Executive Vice President, Chief Financial Officer and his role as an Executive Officer effective May 15, 2007. The arrangements concerning his employment following May 15, 2007 are also set forth in his current letter agreement.  While Mr. Mullin is an “at-will” employee, his employment letter with the Company, which is filed through incorporation by reference as Exhibit 10.39 to this Form 10-K, provides that he would receive no less than 12 months of base compensation in the event of a termination by the Company without cause.

In the course of the employment relationship with each of the Company’s Executive Officers, including each Named Executive Officer, the Company communicates to the Executive Officers the amount of base salary, target bonus opportunity, and long-term incentive compensation approved by the Human Resources Committee of the Board of Directors, which compensation is subject to change at the discretion of the Human Resources Committee. The following are the base salaries (on an annual basis) of those Executive Officers identified below for FY 2007 and the fiscal year ending February 29, 2008 (“FY 2008”):

Name and Title	FY 2007 Base Salary	FY 2008 Base Salary

Richard Sands Chairman of the Board and Chief Executive Officer	$1,040,000	$1,081,600

Robert Sands President and Chief Operating Officer	$ 852,800	$ 886,912

Alexander L. Berk Chief Executive Officer, Constellation Beers and Spirits	$ 608,159	$ 632,485

Thomas S. Summer Executive Vice President and Chief Financial Officer	$ 487,675	$ 507,181

Thomas J. Mullin Executive Vice President and General Counsel	$ 444,782	$ 462,574

The annual cash bonus compensation for each of the Named Executive Officers is determined by the Human Resources Committee. Pursuant to the Company’s Annual Management Incentive Plan, the Committee would award cash bonuses to participants in the event the Company attains one or more pre-set performance targets. The Annual Management Incentive Plan and the 2007 Fiscal Year Program thereunder are filed through incorporation by reference as Exhibits 10.19 through 10.21 and 10.23 to the Form 10-K. The Human Resources Committee may also, in its discretion, award other cash bonus compensation other than pursuant to the Annual Management Incentive Plan.

Long-term incentive awards are another element of compensation that the Human Resources Committee makes available to employees, including Named Executive Officers. Long-term incentive awards in the form of, among others, stock options, stock appreciation rights and restricted stock are available for grant under the Company’s Long-Term Stock Incentive Plan and in the form of stock options under the Company’s Incentive Stock Option Plan. These plans and the form of Terms and Conditions Memorandum provided to recipients of options under each of these plans are filed with or through incorporation by reference as Exhibits 10.4 through 10.11 and 10.14 through 10.18 to the Form 10-K.

Named Executive Officers (other than Richard Sands and Robert Sands) also are eligible to participate in the Company’s 1989 Employee Stock Purchase Plan, an Internal Revenue Code Section 423 plan which allows employees to purchase shares of Company Class A Common Stock at a discount through salary deductions. This plan is filed through incorporation by reference as Exhibit 99.1 to the Form 10-K.

Named Executive Officers who are resident in the United States are eligible to participate in the Company’s 401(k) and Profit Sharing Plan, an Internal Revenue Code Section 401(k) plan, under which the Company can make to each participant matching contributions and profit sharing contributions. That plan is generally available to salaried employees in the United States.

In addition, those Named Executive Officers who are resident in the United States also are eligible to participate in the Company’s Supplemental Executive Retirement Plan and the Company’s 2005 Supplemental Executive Retirement Plan. Each of these two plans is filed through incorporation by reference as Exhibits 10.26 through 10.29 and 10.30 to the Form 10-K.

The current Executive Officers, including those who are Named Executive Officers, also receive customary employee benefits, such as the ability to participate in the Company’s health insurance program, long-term and short-term disability insurance programs, paid time off (vacation/sick leave), and life insurance programs. In addition, the current Executive Officers, including those who are Named Executive Officers, also have the ability to receive an expanded annual physical health review on a voluntary basis.

Mr. Berk has the use of a Company automobile and a club membership. Each other Executive Officer, including the other Named Executive Officers, is eligible to receive an executive vehicle/auto allowance perquisite having an annual value of up to $9,600. Notwithstanding the foregoing, no Executive Officer who receives a vehicle/auto allowance benefit pursuant to an employment agreement is eligible to receive this executive vehicle/auto allowance perquisite. The Company’s current Executive Officers, including those who are Named Executive Officers, are permitted to make personal use of the corporate aircraft. They also receive complimentary wine and spirits products, are eligible to participate in a matching contribution program of the Company whereby they can direct a portion of the Company’s charitable contributions not in excess of $5,000, and also receive miscellaneous nominal benefits.